Exhibit 99.3

CONSENT OF DIRECTOR-NOMINEE

This Consent of Director-Nominee is delivered in connection with the registration statement on Form S-4 of Chemical Financial Corporation to be filed with the Securities Exchange Commission (as it may be amended from time to time, the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of the shares of Chemical Financial Corporation’s common stock and preferred stock issuable in connection with the merger of TCF Financial Corporation with and into Chemical Financial Corporation.

The undersigned consents to (a) the references made to the undersigned in the Registration Statement and related joint proxy statement/prospectus as having consented to serve as a director of Chemical Financial Corporation effective immediately after the completion of the merger contemplated by the Registration Statement and such joint proxy statement/prospectus and (b) the filing of this consent as an exhibit to the Registration Statement.

March 27, 2019	/s/ Craig R. Dahl
Craig R. Dahl